Exhibit 99.1

BioScrip Announces New Senior Credit Facility

Agreement Will Immediately Improve Capital Structure, Provide Operational Flexibility, and Result in Excess of $50 million in Liquidity

DENVER, June 29, 2017 -- BioScrip, Inc. (NASDAQ: BIOS) ("BioScrip" or the "Company"), the largest independent national provider of infusion and home care management solutions, today announced that the Company has entered into an agreement with a group of note purchasers, led by funds managed by Ares Management, L.P. (NYSE: ARES), to refinance its existing senior credit facility and priming credit agreement. Under the agreement, the Company entered into a $200 million first lien note facility and a $110 million second lien note facility (the “Facilities”). Upon funding of the Facilities at close, the Company will receive $300 million and will use the proceeds of the Facilities to repay in full all amounts outstanding under its previous senior credit facilities and its priming credit agreement. Also as part of the agreement, the Company will receive a $16 million common stock investment, and will issue common stock warrants with a 10-year term. Cash on hand at close will be in excess of $40 million, and combined with $10 million of additional availability on the second lien note, results in Company liquidity in excess of $50 million. The Company expects the transaction to close on June 29, 2017.

“This agreement greatly strengthens BioScrip, effectively eliminates debt maturities for at least three years, significantly improves our liquidity, and partners BioScrip with top tier investors,” said Daniel E. Greenleaf, President and Chief Executive Officer. “Following the achievement of this important financial milestone, BioScrip will remain focused on accelerating the growth of our profitable business segments and driving operational efficiencies throughout the organization. Additionally, the Company is reiterating its prior guidance of $45 million to $55 million of adjusted EBITDA for the full year of 2017.”

“Our new capital structure best positions BioScrip to achieve its financial and operational goals going forward,” said Stephen Deitsch, SVP, Chief Financial Officer, and Treasurer. “The elimination of over $100 million of debt maturities over the next 24 months greatly increases the Company’s financial flexibility. Additionally, we will reduce our ongoing annual interest rate, and we have the potential to extend both lien maturities to 5 years.”

“We are excited to invest with Dan and the team at BioScrip to provide a capital solution that creates incremental liquidity and business flexibility as the Company executes its strategies to capture growth opportunities within the infusion markets,” said Scott Graves, Partner in the Private Equity Group of Ares Management, L.P.

The sale of common stock in the private placement and the sale of the warrants are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act. The securities sold and issued in the private placement and the warrants will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

Forward-Looking Statements – Safe Harbor

This press release includes statements that may constitute "forward-looking statements,” that involve substantial risks and uncertainties. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," "outlook," "aim," "intend," "plan," "believe," "predict," "potential," "continue" or comparable terms. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause or contribute to such differences include but are not limited to risks associated with: the Company’s ability to complete the Private Placement on acceptable terms or at all, the Company's ability to integrate the acquisition of Home Solutions, the Company's ability to grow its core Infusion revenues, the Company's ability to continue to experience positive results from its financial improvement plan to reduce operating costs; the Company’s ability to comply with the covenants in its debt agreements; the success of the Company’s initiatives to mitigate the impact of the Cures Act on its business; reductions in federal, state and commercial reimbursement for the Company's products and services; increased government regulation related to the health care and insurance industries; as well as the risks described in the Company's periodic filings with the Securities and Exchange Commission. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About BioScrip

BioScrip, Inc. is the largest independent national provider of infusion and home care management solutions, with approximately 2,500 teammates and nearly 80 service locations across the U.S. BioScrip partners with physicians, hospital systems, payors, pharmaceutical manufacturers and skilled nursing facilities to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by clinical excellence, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves.

About Ares Management, L.P.

Ares Management, L.P. is a publicly traded, leading global alternative asset manager with approximately $100 billion of assets under management as of March 31, 2017 and more than 15 offices in the United States, Europe and Asia. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares believes each of its three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares was built upon the fundamental principle that each group benefits from being part of the greater whole. For more information, visit www.aresmgmt.com.

Contacts:

For BioScrip:

Stephen Deitsch	David Clair
Chief Financial Officer & Treasurer	ICR, Inc.
T: (720) 697-5200	T: (646) 277-1266
stephen.deitsch@bioscrip.com	david.clair@icrinc.com

For Ares Management:

Investors:	Media:
Ares Management, L.P.	Mendel Communications
Carl Drake, 800-340-6597	Bill Mendel, 212-397-1030
cdrake@aresmgmt.com	bill@mendelcommunications.com